Exhibit 99.1

CorMedix Inc. Reports First Quarter 2023 Financial Results and Provides Business Update

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – May 15, 2023 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening diseases and conditions, today announced financial results for the first quarter ended March 31, 2023 and provided an update on recent business developments.

Recent Corporate Highlights:

●	As previously guided, CorMedix is resubmitting its DefenCath New Drug Application, or NDA, to the U.S. Food and Drug Administration (“FDA”). The Company anticipates that the NDA will be classified as a Type 2 resubmission with a 6-month review cycle with a target action date in November.

●	The Company also recently announced that the US Patent & Trademark office has issued a notice of allowance of patent claims directed to the composition of a catheter lock solution for preventing infection and reduced blood flow in central venous catheters. This newly allowed U.S. Patent Application reflects the unique and proprietary nature of DefenCath, and will extend our current intellectual property protection to an anticipated expiration date in 2042.

●	CorMedix recently announced that following our submission of a duplicate New Technology Add-On Payment, or NTAP, application to the Centers for Medicare & Medicaid Services, CMS has issued the Inpatient Prospective Payment System 2024 proposed rule that includes an NTAP of up to $17,111 per hospital stay for DefenCath. This NTAP is conditioned upon the DefenCath NDA obtaining final FDA approval prior to July 1, 2024.

●	Cash and short-term investments, excluding restricted cash, at March 31, 2023 amounted to $55.6 million.

Joe Todisco, CorMedix CEO, commented, “we are excited to announce today that our DefenCath NDA is ready to be resubmitted to FDA. The resubmission reflects the hard work of the CorMedix regulatory and technical teams and our strategic partners, and we will now increase our focus on preparations for a potential commercial launch in early 2024. We look forward to providing additional updates as we progress toward potential approval in 2023 and aim to deliver on our commitment to reducing the risk of infections in patients receiving hemodialysis via central venous catheters.”

First Quarter 2023 Financial Highlights

For the first quarter of 2023, CorMedix recorded a net loss of $10.6 million, or $0.24 per share, compared with a net loss of $7.0 million, or $0.18 per share, in the first quarter of 2022, an increase of $3.5 million, driven primarily by an increase in operating expenses.

Operating expenses in the first quarter 2023 were $11.0 million, compared with $7.0 million in the first quarter of 2022, an increase of approximately 57%.  The increase was driven by higher SG&A expenses which increased approximately 60% to $7.6 million, primarily driven by costs related to market research studies and pre-launch activities in preparation for the potential approval of DefenCath, and an increase in personnel expenses and non-cash charges for stock-based compensation. R&D expenses also increased by 49% to $3.4 million, primarily due to net increases in personnel expenses and non-cash charges for stock-based compensation. Additionally, there were also increases in medical affairs activities in preparation for the potential marketing approval of DefenCath and costs related to the manufacturing of DefenCath prior to its potential marketing approval.

The Company reported cash and short-term investments of $55.6 million at March 31, 2023, excluding restricted cash. The Company believes that it has sufficient resources to fund operations at least through the first half of 2024.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, May 15, 2023, at 4:30PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Monday, May 15th @ 4:30pm ET

Domestic:	1-877-423-9813
International:	1-201-689-8573
Conference ID:	13729290
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on developing its lead product DefenCath™, a novel, non-antibiotic antimicrobial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a second Complete Response Letter from the FDA last August related to deficiencies at both its primary contract manufacturer and its supplier of heparin API. The Company conducted a Type A meeting with FDA in April of 2023 and received guidance to support resubmission of the NDA for DefenCath in mid-May of 2023. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations, and the Company is working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, including, but not limited to, statements regarding the ability of the Company’s DefenCath NDA resubmission to be classified as Class 2 and the timing of review, CorMedix’s future financial position, financing plans, future revenues, projected costs and the sufficiency of our cash and short-term investments to fund our operations should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the resources needed to secure approval of the NDA for DefenCath from the FDA; the risks and uncertainties of the relationships with the additional CMO and supplier of heparin; the ability to submit a supplement to CorMedix’s NDA; the ability to secure final FDA approval prior to July 1, 2024; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576

CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Revenue
Net sales	$-	$7,636
Cost of sales	-	(1,527)
Gross profit	-	6,109
Operating Expenses
Research and development	(3,407,502)	(2,287,587)
Selling, general and administrative	(7,609,677)	(4,750,883)
Total operating expenses	(11,017,179)	(7,038,470)
Loss from Operations	(11,017,179)	(7,032,361)
Other Income (Expense)
Total other income (expense)	(449,953)	(1,833)
Net Loss	(10,567,226)	(7,034,194)
Other Comprehensive Income (Loss)
Total other comprehensive income (loss)	18,489	(37,209)
Other Comprehensive Loss	$(10,548,737)	$(7,071,403)
Net Loss Per Common Share – Basic and Diluted	$(0.24)	$(0.18)
Weighted Average Common Shares Outstanding – Basic and Diluted	44,090,998	38,247,059

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
	2023	2022

ASSETS
Cash, cash equivalents and restricted cash	$25,496,744	$43,374,745
Short-term investments	$30,332,493	$15,644,062
Total Assets	$59,233,659	$62,038,259

Total Liabilities	$5,305,905	$6,978,523
Accumulated deficit	$(285,928,012)	$(275,360,786)
Total Stockholders’ Equity	$53,927,754	$55,059,736

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022

Cash Flows from Operating Activities:
Net loss	$(10,567,226)	$(7,034,194)
Net cash used in operating activities	(10,393,886)	(6,744,342)
Cash Flows Used in Investing Activities:
Net cash used in investing activities	(14,686,805)	(4,187,661)
Cash Flows from Financing Activities:
Net cash provided by financing activities	7,200,406	3,004,216
Net Decrease in Cash and Cash Equivalents	(17,878,001)	(7,930,966)
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	43,374,745	53,551,277
Cash and Cash Equivalents and Restricted Cash - End of Period	$25,496,744	$45,620,311